Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2021 Fourth Quarter and Record Full-Year Results

•Company Exceeds Full Year 2021 Guidance for Revenue, Adjusted EPS and Free Cash Flow
•Revenue was $237.8 Million in Q4 and $943.4 in Full-Year Fiscal 2021
•Record Diluted EPS of $3.25 for Full-Year Fiscal 2021
•Net Cash Provided by Operating Activities for Fiscal 2021 of $235.6 million and Record Adjusted Free Cash Flow of $213.4 Million in Full-Year Fiscal 2021
•Provides Full-Year Fiscal 2022 Outlook for Revenue and Earnings Per Share of $957 to $962 Million and $3.58 or More, Respectively

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-May 6, 2021-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its fourth quarter and fiscal year ended March 31, 2021.

“We exceeded full year 2021 guidance by generating solid earnings and cash flow growth along with market share gains. This performance is a testament to our proven business strategy and the benefits of our leading and diverse portfolio of brands, especially against the backdrop of the unique pandemic business environment that disrupted several of our categories in fiscal 2021. We expect our business attributes to continue to create value in the upcoming fiscal year as we anticipate returning to sales growth and continue to leverage our strong free cash flow to execute our capital allocation strategy,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Fourth Fiscal Quarter Ended March 31, 2021

Reported revenues in the fourth quarter of fiscal 2021 decreased 5.4% to $237.8 million versus $251.2 million in the fourth quarter of fiscal 2020. Revenues decreased 6.6% excluding the impact of foreign currency. The revenue performance for the quarter was driven by strong performance across the majority of the Company’s key brands versus their respective categories, but was more than offset by reduced consumption for certain brands where the category has been disrupted by the COVID-19 virus, including the comparison against a sharp rise in consumption during the fourth quarter fiscal 2020 as consumers “stocked up” on products as a result of the COVID-19 virus.

Reported net income for the fourth quarter of fiscal 2021 totaled $35.5 million, compared to the prior year quarter’s net income of $37.0 million. Non-GAAP adjusted net income of $39.9 million in the fourth quarter fiscal 2021 compared to the prior year quarter’s adjusted net income of $41.9 million. Diluted earnings per share of $0.70 for the fourth quarter of fiscal 2021 compared to $0.73 in the prior year comparable period. Non-GAAP adjusted earnings per share were $0.79 per share for fourth quarter fiscal 2021, compared to $0.82 per share in fourth quarter fiscal 2020.

The adjustment of net income in the fourth quarter fiscal 2021 includes a loss on extinguishment of debt and the related income tax effects. Adjustments to net income in the fourth quarter of fiscal 2020 included costs associated with a new logistics provider and location and the related income tax effects of the adjustment.

Fiscal Year Ended March 31, 2021

Reported revenues for fiscal 2021 totaled $943.4 million, a decrease of 2.0%, compared to revenues of $963.0 million in fiscal 2020. The revenue performance for fiscal 2021 was driven by solid consumption across the majority of the Company’s portfolio and a benefit associated with higher retailer order patterns to refill customer’s supply chains, offset by reduced consumption for certain brands where the category has been impacted by the COVID-19 virus.

Reported net income for fiscal 2021 totaled $164.7 million versus the prior year net income of $142.3 million. Non-GAAP adjusted net income for fiscal 2021 was $164.0 million, versus the prior year adjusted net income of $151.3 million. Diluted earnings per share were $3.25 for fiscal 2021 compared to $2.78 per share in the prior year. Non-GAAP adjusted earnings per share were $3.24 per share for fiscal 2021 compared to $2.96 in the prior fiscal year.

The adjustments to net income in fiscal 2021 related to the final regulations issued during the second fiscal quarter for certain tax elements imposed under the domestic Tax Cuts and Jobs Act, which resulted in a one-time discrete benefit associated with the utilization of foreign tax credits, as well as a loss on extinguishment of debt and the related income tax effects of the adjustments.

Adjustments to net income in fiscal 2020 included costs associated with a new logistics provider and location as well as a loss on extinguishment of debt, and the related income tax effects of each adjustment.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for fourth quarter fiscal 2021 was $59.1 million, compared to $56.1 million during the prior year comparable period. Non-GAAP adjusted free cash flow in the fourth quarter of fiscal 2021 was $54.2 million compared to $52.5 million in the prior year. The Company's net cash provided by operating activities for fiscal 2021 was $235.6 million, an increase compared to $217.1 million during the prior year. Non-GAAP adjusted free cash flow in fiscal 2021 was $213.4 million compared to $206.8 million in the prior year. The change in free cash flow versus the prior year was attributable to higher operating income and lower interest costs.

The Company's net debt position as of March 31, 2021 was approximately $1.5 billion and the Company's covenant-defined leverage ratio was 4.2x. During the fourth quarter the Company reduced debt outstanding by $65 million and repurchased approximately $2 million in stock as authorized in the Company’s share repurchase program. For the full year, the Company repurchased approximately $12 million in stock as authorized in the Company’s share repurchase program. On March 1st, 2021 the Company issued $600 million of new senior notes which replaced the same principal of senior notes previously due in fiscal 2024. The new notes extend the maturity of the amount to April 1, 2031 with over $15 million in annual interest savings.

Segment Review

North American OTC Healthcare: Segment revenues of $211.5 million for the fourth quarter of fiscal 2021 compared to the prior year comparable quarter's revenues of $219.8 million. The fourth quarter fiscal 2021 revenue performance was driven by strong performance across a majority of the Company’s key brands versus their respective categories, but was more than offset by reduced consumption for certain brands where the category has been disrupted by the COVID-19 virus and the comparison against a sharp rise in consumption during the year earlier as consumers “stocked up” on products as a result of the COVID-19 virus.

For fiscal year 2021, reported revenues for the North American OTC Healthcare segment of $849.3 million compared to $859.4 million in the prior fiscal year. The modest decrease in revenue versus the prior year comparable period benefited from an increase in consumption levels for the majority of the Company’s core brand portfolio as well as a benefit in the first quarter 2021 associated with higher retailer order patterns to refill customer’s supply chains, offset primarily by a reduction in consumption for certain brands where the category consumption levels have been impacted by the COVID-19 virus.

International OTC Healthcare: Segment fiscal fourth quarter 2021 revenues totaled $26.3 million, compared to $31.4 million reported in the prior year comparable period. The revenue decrease versus the prior year related primarily to the comparison against a sharp rise in consumption during the fourth quarter fiscal 2020 as consumers “stocked up” on certain products such as Hydralyte as a result of the COVID-19 virus, partially offset by a foreign currency benefit of approximately $3 million.

For fiscal year 2021, reported revenues for the International OTC Healthcare segment were $94.0 million versus the prior year revenues of $103.6 million, driven by reduced consumption for certain brands impacted by the COVID-19 virus, such as Hydralyte as well as a foreign currency benefit of approximately $4 million.

Commentary and Outlook for Fiscal 2022

Ron Lombardi, Chief Executive Officer, stated, “A year ago, we entered fiscal 2021 with a backdrop of uncertainty prevalent across the economy due to many factors resulting from COVID-19. Our time-tested business attributes and strategy worked to our favor: leading #1 market share brand positions, agile marketing ability, a diversified brand portfolio, and a robust eCommerce strategy, among many others – all helping to generate continued market share gains. This enabled solid fiscal year financial results and we expect to benefit once again from these attributes in fiscal 2022 and beyond.”

He continued, “In fiscal 2022, we expect organic growth to track in-line with our long-term expectations for our leading brand portfolio, except for certain COVID-disrupted categories, where we anticipate stable performance versus FY21 levels. Meanwhile, we anticipate our solid financial profile to enable cash flow growth in fiscal ’22 and strong low-double-digit earnings growth. This financial outlook will continue to fuel our disciplined capital allocation strategy of continued debt reduction, enabling us to focus on long-term top- and bottom-line growth prospects,” Mr. Lombardi concluded.

                                Fiscal 2022 Full-Year Outlook

Revenue            $957 to 962 million
Organic Growth        1.5% to 2.0%
Adjusted E.P.S.        $3.58 or more
Free Cash Flow        $225 million or more

Fiscal Fourth Quarter and Full-Year 2021 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its fourth quarter and full-year results today, May 6, 2021 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 for the U.S. & Canada and 574-990-1016 internationally. The conference ID number is 5996287. The Company provides a live

Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for approximately one week following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 5996287.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "strategy," "outlook," "projection," "may," "will," "would," "expect," "anticipate," "believe”, "enables," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, adjusted earnings per share, and free cash flow, the Company’s ability to execute on its capital allocation strategy and reduce debt, and the Company’s ability to create long-term value for stakeholders. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the COVID-19 pandemic and business and economic conditions, consumer trends, the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2020 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare markets, sells, manufactures and distributes consumer healthcare products to retail outlets throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income and Comprehensive Income
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2021	2020	2021	2020
Total Revenues	237,761	251,235	943,365	963,010

Cost of Sales
Cost of sales excluding depreciation	99,047	106,236	389,670	406,554
Cost of sales depreciation	1,658	1,089	6,223	4,233
Cost of sales	100,705	107,325	395,893	410,787
Gross profit	137,056	143,910	547,472	552,223

Operating Expenses
Advertising and marketing	36,417	40,167	140,589	147,194
General and administrative	23,823	23,584	85,540	89,112
Depreciation and amortization	5,879	6,242	23,941	24,762
Total operating expenses	66,119	69,993	250,070	261,068
Operating income	70,937	73,917	297,402	291,155

Other (income) expense
Interest expense, net	18,983	22,452	82,328	96,224
Loss on extinguishment of debt	12,327	—	12,327	2,155
Other (income) expense, net	(746)	930	(1,366)	1,625
Total other expense, net	30,564	23,382	93,289	100,004
Income before income taxes	40,373	50,535	204,113	191,151
Provision for income taxes	4,859	13,489	39,431	48,870
Net income	$35,514	$37,046	$164,682	$142,281

Earnings per share:
Basic	$0.71	$0.74	$3.28	$2.81
Diluted	$0.70	$0.73	$3.25	$2.78

Weighted average shares outstanding:
Basic	50,031	50,367	50,210	50,723
Diluted	50,512	50,878	50,605	51,140

Comprehensive income, net of tax:
Currency translation adjustments	(2,106)	(12,052)	20,333	(12,363)
Unrealized gain (loss) on interest rate swaps	698	(4,864)	3,045	(4,864)
Unrecognized net (loss) gain on pension plans	(1,162)	(1,187)	1,172	(1,187)
Net gain on pension distribution reclassified to net income	—	—	(190)	—
Total other comprehensive (loss) income	(2,570)	(18,103)	24,360	(18,414)
Comprehensive income	$32,944	$18,943	$189,042	$123,867

Prestige Consumer Healthcare Inc.
Consolidated Balance Sheet
(Unaudited)

(In thousands)	March 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$32,302	$94,760
Accounts receivable, net of allowance of $16,457 and $20,194, respectively	114,671	150,517
Inventories	114,959	116,026
Prepaid expenses and other current assets	7,903	4,351
Total current assets	269,835	365,654

Property, plant and equipment, net	70,059	55,988
Operating lease right-of-use assets	23,722	28,888
Finance lease right-of-use assets, net	8,986	5,842
Goodwill	578,079	575,179
Intangible assets, net	2,475,729	2,479,391
Other long-term assets	2,863	2,963
Total Assets	$3,429,273	$3,513,905

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$45,978	$62,375
Accrued interest payable	6,312	9,911
Operating lease liabilities, current portion	5,858	5,612
Finance lease liabilities, current portion	2,588	1,220
Other accrued liabilities	61,402	70,763
Total current liabilities	122,138	149,881

Long-term debt, net	1,479,653	1,730,300
Deferred income tax liabilities	434,050	407,812
Long-term operating lease liabilities, net of current portion	19,706	24,877
Long-term finance lease liabilities, net of current portion	6,816	4,626
Other long-term liabilities	8,612	25,438
Total Liabilities	2,070,975	2,342,934

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued – 53,999 shares at March 31, 2021 and 53,805 shares at March 31, 2020	540	538
Additional paid-in capital	499,508	488,116
Treasury stock, at cost – 4,088 shares at March 31, 2021 and 3,719 at March 31, 2020	(130,732)	(117,623)
Accumulated other comprehensive loss, net of tax	(19,801)	(44,161)
Retained earnings	1,008,783	844,101
Total Stockholders' Equity	1,358,298	1,170,971
Total Liabilities and Stockholders' Equity	$3,429,273	$3,513,905

Prestige Consumer Healthcare Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2021	2020
Operating Activities
Net income	$164,682	$142,281
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,164	28,995
Loss on sale or disposal of property and equipment	220	713
Deferred income taxes	18,628	13,852
Amortization of debt origination costs	4,979	3,812
Stock-based compensation costs	8,543	7,644
Loss on extinguishment of debt	12,327	2,155
Non-cash operating lease cost	7,082	8,786
Impairment loss	2,434	—
Other	(7,854)	84
Changes in operating assets and liabilities:
Accounts receivable	36,872	(2,849)
Inventories	2,972	2,930
Prepaid expenses and other current assets	(3,227)	687
Accounts payable	(17,342)	6,210
Accrued liabilities	(14,912)	12,096
Operating lease liabilities	(6,718)	(8,824)
Other	(3,243)	(1,448)
Net cash provided by operating activities	235,607	217,124

Investing Activities
Purchases of property, plant and equipment	(22,243)	(14,560)
Escrow receipt	—	750
Acquisition of tradename	—	(2,760)
Net cash used in investing activities	(22,243)	(16,570)

Financing Activities
Proceeds from issuance of senior notes	600,000	400,000
Repayment of senior notes	(600,000)	(400,000)
Term Loan repayments	(195,000)	(48,000)
Borrowings under revolving credit agreement	15,000	100,000
Repayments under revolving credit agreement	(70,000)	(120,000)
Payment of debt costs	(17,718)	(6,584)
Payments of finance leases	(1,443)	(476)
Proceeds from exercise of stock options	2,851	1,324
Fair value of shares surrendered as payment of tax withholding	(1,242)	(974)
Repurchase of common stock	(11,867)	(56,721)
Net cash used in financing activities	(279,419)	(131,431)
Effects of exchange rate changes on cash and cash equivalents	3,597	(1,893)
(Decrease) increase in cash and cash equivalents	(62,458)	67,230
Cash and cash equivalents - beginning of year	94,760	27,530
Cash and cash equivalents - end of year	$32,302	$94,760
Interest paid	$80,290	$92,166
Income taxes paid	$34,381	$30,602

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income
Business Segments
(Unaudited)

	Three Months Ended March 31, 2021
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$211,468	$26,293	$237,761
Cost of sales	91,321	9,384	100,705
Gross profit	120,147	16,909	137,056
Advertising and marketing	31,304	5,113	36,417
Contribution margin	$88,843	$11,796	100,639
Other operating expenses			29,702
Operating income			$70,937
*Intersegment revenues of $0.8 million were eliminated from the North American OTC Healthcare segment.

	Year Ended March 31, 2021
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$849,319	$94,046	$943,365
Cost of sales	359,100	36,793	395,893
Gross profit	490,219	57,253	547,472
Advertising and marketing	122,857	17,732	140,589
Contribution margin	$367,362	$39,521	406,883
Other operating expenses			109,481
Operating income			$297,402
*Intersegment revenues of $3.2 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended March 31, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$219,814	$31,421	$251,235
Cost of sales	96,454	10,871	107,325
Gross profit	123,360	20,550	143,910
Advertising and marketing	33,338	6,829	40,167
Contribution margin	$90,022	$13,721	103,743
Other operating expenses			29,826
Operating income			$73,917
*Intersegment revenues of $1.4 million were eliminated from the North American OTC Healthcare segment.

	Year Ended March 31, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$859,368	$103,642	$963,010
Cost of sales	372,133	38,654	410,787
Gross profit	487,235	64,988	552,223
Advertising and marketing	127,972	19,222	147,194
Contribution margin	$359,263	$45,766	405,029
Other operating expenses			113,874
Operating income			$291,155
* Intersegment revenues of $3.5 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain transition and other costs associated with new warehouse.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, income taxes provision, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain transition and other costs associated with new warehouse, loss on disposal of assets and loss on extinguishment of debt.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income before certain transition and other costs associated with new warehouse, loss on disposal of assets, loss on extinguishment of debt, tax impact of adjustments, and normalized tax rate adjustment.
•Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.
•Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for transition and other costs associated with new warehouse.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,495,000 at March 31, 2021 and $1,745,000 at March 31, 2020) less cash and cash equivalents ($32,302 at March 31, 2021 and $94,760 at March 31, 2020). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
(In thousands)
GAAP Total Revenues	$237,761	$251,235	$943,365	$963,010
Revenue Change	(5.4)%		(2.0)%
Adjustments:
Impact of foreign currency exchange rates	—	3,404	—	3,796
Total adjustments	—	3,404	—	3,796
Non-GAAP Organic Revenues	$237,761	$254,639	$943,365	$966,806
Non-GAAP Organic Revenue Change	(6.6)%		(2.4)%

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
(In thousands)
GAAP Total Revenues	$237,761	$251,235	$943,365	$963,010

GAAP Gross Profit	$137,056	$143,910	$547,472	$552,223
GAAP Gross Profit as a Percentage of GAAP Total Revenue	57.6%	57.3%	58.0%	57.3%
Adjustments:
Transition and other costs associated with new warehouse(1)	—	5,208	—	9,170
Total adjustments	—	5,208	—	9,170
Non-GAAP Adjusted Gross Margin	$137,056	$149,118	$547,472	$561,393
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	57.6%	59.4%	58.0%	58.3%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
(In thousands)
GAAP Net Income	$35,514	$37,046	$164,682	$142,281
Interest expense, net	18,983	22,452	82,328	96,224
Provision for income taxes	4,859	13,489	39,431	48,870
Depreciation and amortization	7,537	7,331	30,164	28,995
Non-GAAP EBITDA	66,893	80,318	316,605	316,370
Non-GAAP EBITDA Margin	28.1%	32.0%	33.6%	32.9%
Adjustments:
Transition and other costs associated with new warehouse in Cost of Goods Sold(1)	—	5,208	—	9,170
Loss on disposal of assets	—	382	—	382
Loss on extinguishment of debt	12,327	—	12,327	2,155
Total adjustments	12,327	5,590	12,327	11,707
Non-GAAP Adjusted EBITDA	$79,220	$85,908	$328,932	$328,077
Non-GAAP Adjusted EBITDA Margin	33.3%	34.2%	34.9%	34.1%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition.

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2021	2021 Adjusted EPS	2020	2020 Adjusted EPS	2021	2021 Adjusted EPS	2020	2020 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$35,514	$0.70	$37,046	$0.73	$164,682	$3.25	$142,281	$2.78
Adjustments:
Transition and other costs associated with new warehouse in Cost of Goods Sold(1)	—	—	5,208	0.10	—	—	9,170	0.18
Loss on disposal of assets	—	—	382	0.01	—	—	382	0.01
Loss on extinguishment of debt	12,327	0.24	—	—	12,327	0.24	2,155	0.04
Tax impact of adjustments(2)	(2,986)	(0.06)	(1,420)	(0.03)	(2,986)	(0.06)	(2,974)	(0.06)
Normalized tax rate adjustment(3)	(4,919)	(0.10)	653	0.01	(10,025)	(0.20)	318	0.01
Total adjustments	4,422	0.09	4,823	0.09	(684)	(0.01)	9,051	0.18
Non-GAAP Adjusted Net Income and Adjusted EPS	$39,936	$0.79	$41,869	$0.82	$163,998	$3.24	$151,332	$2.96
Note: Amounts may not add due to rounding.
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
(In thousands)
GAAP Net Income	$35,514	$37,046	$164,682	$142,281
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	29,904	20,056	76,523	66,041
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(6,331)	(976)	(5,598)	8,802
Total adjustments	23,573	19,080	70,925	74,843
GAAP Net cash provided by operating activities	59,087	56,126	235,607	217,124
Purchases of property and equipment	(4,896)	(5,505)	(22,243)	(14,560)
Non-GAAP Free Cash Flow	54,191	50,621	213,364	202,564
Transition and other payments associated with new warehouse(1)	—	1,876	—	4,203
Non-GAAP Adjusted Free Cash Flow	$54,191	$52,497	$213,364	$206,767
(1) Payments related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition.

Outlook for Fiscal Year 2022:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'22 GAAP Net cash provided by operating activities	$240
Additions to property and equipment for cash	(15)
Projected Non-GAAP Free Cash Flow	$225